UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2013

River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Clifty Drive, P.O. Box 1590, Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)

(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry Into a Material Definitive Agreement

On September 4, 2013, River Valley Financial Bank (the “Bank”), the wholly-owned Indiana commercial bank subsidiary of River Valley Bancorp (the “Registrant”), entered into a Branch Purchase and Assumption Agreement (the “Purchase Agreement”) with Old National Bank (“ONB”). ONB is a national banking association that has its home office in Evansville, Indiana, and operates a branch banking office at 820 S. Buckeye Street, Osgood, Indiana (the “Branch Office”). The Purchase Agreement sets forth the terms and conditions for the Bank to acquire certain assets and assume certain liabilities of the Branch Office and thereafter operate the Branch Office as the Bank’s branch.

The Bank’s acquisition of the Branch Office is subject to various customary closing conditions, including regulatory approval by the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions. The Registrant anticipates that the transaction will close in the fourth quarter of 2013.

Pursuant to the Purchase Agreement, the Bank will acquire the following assets of the Branch Office:  (i) the real estate, buildings and fixtures relating to operation of the Branch Office; (ii) certain fixed assets and tangible personal property in use at the Branch Office; (iii) cash on hand; and (iv) the Branch Office’s facsimile and telephone numbers. In addition, the Bank will assume substantially all deposits associated with the Branch Office.

In consideration for this transaction, the Bank will pay ONB the net book value of the real and personal property acquired and a premium on deposits of 2%. This purchase price will be reduced by the deposits assumed by the Bank at closing. As of June 30, 2013, those deposits totaled approximately $8.5 million. The Bank need not close the transaction if deposits are less than $6,650,000 million at closing.

ONB and the Bank make certain customary representations and warranties in the Purchase Agreement, including representations and warranties by ONB concerning the Branch Office and the assets and liabilities to be transferred to and assumed by the Bank. Those representations and warranties will, subject to a threshold limitation, survive the closing for 12 months.

For 18 months after the closing, ONB cannot solicit the deposit customers acquired by the Bank for banking business, subject to limited exceptions, and may not open a branch within a 15-mile radius of the Branch Office.

If the transaction contemplated by the Purchase Agreement is not consummated by March 31, 2014, the Purchase Agreement will terminate, unless the date is extended by mutual written consent of the parties.

The foregoing description is a summary of the terms and conditions of the Purchase Agreement and is qualified in its entirety by reference to the entire Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ITEM 8.01.  Other Events

On September 5, 2013, the Registrant issued a press release announcing the execution of the definitive agreement to acquire the bank branch operated by ONB in Osgood, Indiana.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Branch Purchase and Assumption Agreement by and among River Valley Financial Bank and Old National Bank dated September 4, 2013

99.1	Press Release dated September 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 5, 2013	River Valley Bancorp

	By:	/s/ Matthew P. Forrester
Matthew P. Forrester
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	Branch Purchase and Assumption Agreement by and among River Valley Financial Bank and Old National Bank dated September 4, 2013	Attached

99.1	Press Release, dated September 5, 2013	Attached